NEWS RELEASE
Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE UPDATES THIRD QUARTER AND FULL- YEAR 2007 EXPECTATIONS AND ANNOUNCES EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

HOUSTON, TEXAS - October 24, 2007 - U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that third quarter 2007 earnings are expected to be approximately $0.25 - $0.26 per diluted share, which is at the low end or slightly below the Company’s previously issued guidance. Final third quarter earnings remain subject to completion of the Company’s quarterly closing procedures.

U.S. Concrete’s President and Chief Executive Officer, Michael W. Harlan, stated, “September ready-mixed concrete volumes were sluggish in many our markets, reflecting the continued decline in residential construction. While commercial and public works volumes have remained solid, they have not been sufficient to compensate for the residential slowdown. Current indications are this trend will continue in the fourth quarter from a ready-mixed concrete volume perspective and, accordingly, we are adjusting our guidance for estimated earnings per diluted share for the fourth quarter 2007 from continuing operations to be in the range of $0.06 to $0.10. In addition, we are in process of finalizing our 2008 revenue, operating and capital plan and intend to provide earnings guidance for 2008 before the end of this year. However, several economic indices we use to evaluate our business reflect an expectation that ready-mixed concrete volumes will decline in 2008 compared to 2007 on a same-store-sales basis. All that being said, the Company remains extremely well capitalized during this economic slowdown with operating liquidity well in excess of $100 million.”

EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

The Company intends to release its third quarter results on Thursday, November 8, 2007, at 6:00 a.m. Eastern Time. In conjunction with the release, U.S. Concrete has scheduled an investor conference call for the same day, which will be broadcast live over the Internet at 10:00 a.m. Eastern Time (9:00 a.m. Central).  The call can be accessed live via phone, by dialing (303) 262-2138 and asking for the U.S. Concrete call 10 minutes prior to the start time or live over the Internet by logging on to U.S. Concrete’s website at www.us-concrete.com.

A telephonic replay of the conference call will be available through Thursday, November 15, 2007, and may be accessed by calling (303) 590-3000 and using the passcode 11100400#. An archive of the webcast will be available shortly after the call on the Company’s website at www.us-concrete.com within the investor relations section of that site.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete. The Company has 150 fixed and nine portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and eight aggregates facilities. During 2006, these facilities produced approximately 9.1 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 4.6 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements that are based on management's belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share for the third quarter and fourth quarter of 2007, the expected slow fourth quarter ready-mixed concrete volumes, the expected lower 2008 revenues and volumes as compared to 2007 and the capitalization of the Company. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequent Quarterly Reports on Form 10-Q.